Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher J. Littlefield, Dennis R. Vigneau and Eric Marhoun jointly and severally, as his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, to execute on his or her behalf, as an officer and/or director of Fidelity & Guaranty Life (the “Company”), the Registration Statement of the Company on Form S-8 (the “Registration Statement”) relating to the registration of up to an aggregate of 7,952 shares of common stock of the Company that may be offered pursuant to the Non-Statutory Stock Option Agreement for Compensation Committee Member, dated December 12, 2013, by and between the Company and Kostas Cheliotis, the Non-Statutory Stock Option Agreement for Compensation Committee Member, dated December 12, 2013, by and between the Company and Kevin J. Gregson and the Non-Statutory Stock Option Agreement for Compensation Committee Member, dated December 12, 2013, by and between the Company and William P. Melchionni, and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933 (the “Act”), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”) pursuant to the Act, and any and all other instruments which said attorney-in-fact and agent deem necessary or advisable to enable the Company to comply with the Act, the rules, regulations and requirements of the SEC in respect thereof, and the securities or Blue Sky laws of any State or governmental subdivision, giving and granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing whatsoever necessary or appropriate to be done in and about the premises as fully to all intents as he might or could do it personally present at the doing thereof, with full power of substitution and resubstitution, hereby ratifying and confirming all that said attorney-in-fact and agent, or substitute or substitutes, may or shall lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Christopher J. Littlefield Christopher J. Littlefield	President, Chief Executive Officer and Director (Principal Executive Officer)	May 1 ,2015

/s/ Dennis R. Vigneau Dennis R. Vigneau	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 1 ,2015

/s/ Joseph S. Steinberg Joseph S. Steinberg	Chairman	May 1 ,2015

/s/ Omar M. Asali Omar M. Asali	Director	May 1 ,2015

/s/ William J. Bawden William J. Bawden	Director	May 1 ,2015

/s/ James M. Benson James M. Benson	Director	May 1 ,2015

/s/ Kevin J. Gregson Kevin J. Gregson	Director	May 1 ,2015

/s/ William P. Melchionni William P. Melchionni	Director	May 1 ,2015

/s/ L. John H. Tweedie L. John H. Tweedie	Director	May 1 ,2015

/s/ Thomas A. Williams Thomas A. Williams	Director	May 1 ,2015